SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐ Check the appropriate box:

☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement	☐ Confidential,For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))

☐ Definitive Additional Materials ☐ Soliciting Material Under Rule 14a-12

SUNRISE TELECOM INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

302 Enzo Drive

San Jose, California 95138

April 1, 2003

Dear Stockholder:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Sunrise Telecom Incorporated to be held on Wednesday, May 7, 2003 at 11:00 AM at our offices at 302 Enzo Drive, San Jose, California 95138.

Our Secretary’s formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the Annual Meeting. You also will have the opportunity to hear what has happened in our business in the past year and to ask questions.

We hope that you can join us. However, whether or not you plan to attend, please sign and return your proxy in the enclosed envelope as soon as possible so that your vote will be counted.

Sincerely,

Paul Ker-Chin Chang

Chairman, Chief Executive Officer and President

Sunrise Telecom Incorporated

302 Enzo Drive

San Jose, California 95138

April 1, 2003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Sunrise Telecom Incorporated will hold its Annual Meeting of Stockholders at 11:00 AM on Wednesday, May 7, 2003 at our offices at 302 Enzo Drive, San Jose, California 95138.

At this meeting we will ask you:

•	to elect two directors to serve until the 2006 Annual Meeting of Stockholders; and

•	to transact any other business that properly comes before the meeting.

Your Board of Directors has selected March 21, 2003 as the record date for determining stockholders entitled to vote at the meeting. A list of stockholders on that date will be available for inspection at 302 Enzo Drive, San Jose, California 95138, for ten days before the meeting.

This Proxy Statement, a proxy card and the 2002 Annual Report to Stockholders are being distributed on or about April 1, 2003, to those entitled to vote.

By Order of the Board of Directors,

Kirk O. Williams

General Counsel and Secretary

GENERAL INFORMATION

Q:	Who is soliciting my proxy?

A:	The Board of Directors of Sunrise Telecom Incorporated is sending you this Proxy Statement in connection with its solicitation of proxies for use at Sunrise’s 2003 Annual Meeting of Stockholders. Certain directors, officers and employees of Sunrise may solicit proxies on behalf of the Board of Directors by mail, phone, fax or in person.

Q:	Who is paying for this solicitation?

A:	Sunrise will pay for the solicitation of proxies. Sunrise also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of Sunrise common stock.

Q:	What am I voting on?

A:	The election of Paul Ker-Chin Chang and Henry P. Huff to the Board of Directors.

Q:	Who can vote?

A:	Only those who owned Sunrise common stock at the close of business on March 21, 2003, the record date for the Annual Meeting, can vote. Each share of common stock outstanding on that date is entitled to one vote on all matters to come before the meeting.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person – by voting you automatically revoke your proxy. You also may revoke your proxy at any time before the voting by giving our Secretary written notice of your revocation or by submitting a later-dated proxy. If you sign and return your proxy in time, the individuals named as proxyholders will vote your shares as you instruct. If you sign and return your proxy but do not mark your voting instructions, the individuals named as proxyholders will vote your shares FOR the election of the nominees for director.

Q:	What constitutes a quorum?

A:	On the record date, Sunrise had 49,588,259 shares of common stock, $.001 par value, outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the issued and outstanding stock entitled to vote at the meeting are present in person or represented by proxy. We include the shares of persons who abstain in determining those present and entitled to vote, but exclude shares held by brokers in “street” or “nominee” name when the broker indicates that you have not voted and the broker lacks discretionary authority to vote your shares (i.e., “broker non-votes”).

Q:	What vote is needed to approve the proposals?

A:	The nominees receiving the most votes are elected as directors. As a result, if you withhold your authority to vote for any nominee, your vote will not count for or against the nominee, nor will a broker “non-vote” affect the outcome of the election.

Q:	Can I vote on other matters?

A:	Sunrise’s bylaws limit the business conducted at any annual meeting to (1) business in the notice of the meeting, (2) business directed by the Board of Directors and (3) business brought by a stockholder of record entitled to vote at the meeting so long as the stockholder has notified our Secretary in writing (at our San Jose headquarters) not less than 90 days nor more than 120 days before the anniversary of the mailing of the proxy statement for the prior year’s annual meeting. The notice must briefly describe the business to be brought and the reasons; give the name, address and number of shares owned by the stockholder of record and any beneficial holder for which the proposal is made; and identify any material interest the stockholder of record or any beneficial owner has in the business.

We do not expect any matters not listed in the Proxy Statement to come before the meeting. If any other matter is presented, your signed proxy card gives the individuals named as proxyholders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934 (the “Exchange Act”) (which would include matters that the proxyholders did not know were to be presented 90 days before the anniversary of last year’s proxy statement).

Q:	What is the deadline for submitting a stockholder proposal for the 2004 Annual Meeting?

A:	To be considered for presentation in the proxy statement for Sunrise’s 2004 Annual Meeting of Stockholders, a stockholder proposal must be received at Sunrise’s offices no sooner than December 1, 2003 nor any later than December 31, 2003.

Q:	How do I nominate someone to be a Sunrise director?

A:	A stockholder may recommend nominees for director by notifying our Secretary in writing (at our San Jose headquarters) not less than 90 nor more than 120 days before the anniversary of the mailing of the proxy statement for the prior year’s annual meeting. The notice must include the full name, age, business and residence addresses, principal occupation or employment of the nominee, the number of shares of Sunrise common stock the nominee beneficially owns, any other information about the nominee that must be disclosed in proxy solicitations under Rule 14(a) of the Securities Exchange Act of 1934 and the nominee’s written consent to the nomination and to serve, if elected.

PROPOSAL ONE

ELECTION OF DIRECTORS

Sunrise’s Board of Directors is divided into three classes serving staggered three-year terms. At the Annual Meeting, you and the other stockholders will elect two individuals to serve as directors until the 2006 Annual Meeting. Each of the nominees is now a member of our Board of Directors.

The individuals named as proxyholders will vote your proxy for the election of the two nominees unless you direct them to withhold your votes. If any nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute. We recommend a vote FOR each of the nominees.

Below are the names and ages of the nominees and directors, the years they became directors, their principal occupations or employment for at least the past five years and certain of their other directorships.

Nominees for Election for a Three-Year Term Ending with the 2006 Annual Meeting

• Paul Ker-Chin Chang

Age 44. Mr. Chang co-founded Sunrise in October 1991 and has served as Chairman, Chief Executive Officer and President since that time. From 1984 to 1991, Mr. Chang was employed as Engineering Supervisor for the Wiltron division of Anritsu Corporation, a manufacturer of communications test equipment. Mr. Chang holds an M.S. in Electrical Engineering from the University of Kansas at Lawrence and a B.S. in Physics from Tunghai University in Taiwan.

• Henry P. Huff

Age 59. Mr. Huff has served Sunrise as a director since March 2000 and serves as the Chairman of the Audit Committee. Mr. Huff was Vice President, Finance and Chief Financial Officer of NorthPoint Communications Group Inc., a provider of DSL service from June 1998 until his retirement in May 2000. Northpoint Communications Group Inc. filed for bankruptcy in January 2001. Prior to Northpoint, he was Chief Financial Officer of Fabrik Communications, Inc., a messaging service provider, from October 1996 until June 1998 and Chief Financial Officer of Sierra Ventures, a venture capital firm, from February 1992 until September 1996. Mr. Huff holds a B.S. in Business Administration from the University of California, Berkeley and is a Certified Public Accountant in the State of California.

Directors Continuing in Office Until the 2004 Annual Meeting

• Robert C. Pfeiffer

Age 40. Mr. Pfeiffer co-founded Sunrise in October 1991 and has served as a director since that time. Mr. Pfeiffer served as our Vice President of Engineering from October 1991 until December 1999 and our Chief Technology Officer from December 1999 until his retirement in March 2001. Mr. Pfeiffer served as our Secretary from October 1991 until July 2000. From June 1989 until October 1991, Mr. Pfeiffer was a Telecommunication R&D Engineer for the Wiltron division of Anritsu Corporation. Mr. Pfeiffer holds an M.B.A. and B.S. in Electrical Engineering from Santa Clara University.

• Jennifer J. Walt

Age 46. Ms. Walt has been a director of Sunrise since March 2000 and serves as the Chairwoman of the Compensation Committee. Ms. Walt has been an attorney with the law firm of Littler Mendelson, P.C. since 1983 and is a shareholder of that firm. Ms. Walt holds a J.D. from the University of California, Hastings College of the Law and an A.B. in History from Stanford University.

Directors Continuing in Office Until the 2005 Annual Meeting

• Paul A. Marshall

Age 45. Mr. Marshall co-founded Sunrise in October 1991 and has served as a director since that time. Mr. Marshall also has served Sunrise as Chief Operating Officer since December 1999, as Vice President of Marketing since March 1992 and as Acting Chief Financial Officer since October 2002. Mr. Marshall served as Sunrise’s Chief Financial Officer from March 1992 until December 1999. From 1980 to 1992, Mr. Marshall held various positions with the Wiltron division of Anritsu Corporation, most recently as Marketing Staff Engineer. Mr. Marshall holds an M.B.A. from the Harvard Business School and a B.S. in Mechanical Engineering from the University of California at Davis.

• Patrick Peng-Koon Ang

Age 43. Mr. Ang has been a director of Sunrise since March 2000. Mr. Ang has served as Executive Vice President and Chief Operating Officer of ESS Technology, Inc., a developer of highly integrated, mixed-signal semiconductor, hardware, software and system solutions, since December 2001. From January 2000 until September 2001, Mr. Ang held the position of Chief Executive Officer of Broadxent, Inc., a broadband communications equipment manufacturer. From November 1997 until December 1999, Mr. Ang was President of Ectiva, Inc., an Internet appliance manufacturer, which was acquired by Creative Technology, Ltd. Mr. Ang holds a B.S. in Electrical Engineering from the National University of Singapore.

Committees of the Board of Directors; Meetings

During the year ended December 31, 2002, the Board held nine meetings. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he or she served. The Board has an Audit Committee and a Compensation Committee. The Board has adopted a written Audit Committee Charter, a copy of which is attached as Appendix A to our Proxy Statement for our 2002 Annual Meeting. The Board does not have a nominating committee or a committee performing the functions of a nominating committee.

Audit Committee

The responsibilities of the Audit Committee include:

•	Nominating the independent auditors for annual approval by the Board;

•	Reviewing our audit and related services at least annually;

•	Reviewing our audit results and annual and interim financial statements;

•	Ensuring the receipt of, and reviewing, a written statement from our auditors delineating all relationships between the auditor and us, consistent with Independence Standards Board Standard 1;

•	Reviewing and actively discussing with our auditors any disclosed relationship or service that may impact the objectivity and independence of the auditor;

•	Taking, or recommending that the Board take, appropriate action to oversee the independence of the outside auditor;

•	Overseeing the adequacy of our system of internal accounting controls, including obtaining from the independent auditors management letters or summaries on such internal accounting controls;

•	Overseeing the effectiveness of the internal audit function;

•	Overseeing our compliance with the Foreign Corrupt Practices Act;

•	Overseeing our compliance with SEC requirements for disclosure of auditor’s services and Audit Committee members and activities; and

•	Overseeing our finance function, which may include the adoption from time to time of a policy with regard to the investment of our assets.

The current members of the Audit Committee are Henry P. Huff (Chairman), Patrick Peng-Koon Ang and Jennifer J. Walt, three independent directors. The Audit Committee met four times during 2002.

Compensation Committee

The responsibilities of the Compensation Committee include:

•	Establishing and reviewing our general compensation policies applicable to our Chief Executive Officer and President and our other executive officers;

•	Reviewing and approving the level of compensation, including salaries, fees, benefits, executive incentive plans and perquisites, of our Chief Executive Officer and President and our other executive officers;

•	Reviewing and advising our Board concerning the performance of our Chief Executive Officer and President and our other executive officers;

•	Reviewing and advising our Board concerning both regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness of our executive compensation programs among comparable companies in our industry;

•	Administering the stock compensation plans that we may adopt from time to time, including the determination of employees and the parties who are to receive grants of stock or stock options and the terms of such grants;

•	Performing such other functions and having such other powers as may be necessary or convenient to the efficient discharge of the foregoing; and

•	Reporting to our Board regarding the foregoing from time to time, or whenever it shall be called upon to do so.

The current members of the Compensation Committee are Jennifer J. Walt (Chairwoman), Patrick Peng-Koon Ang and Henry P. Huff, three independent directors. The Compensation Committee met six times during 2002.

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

This table shows, as of February 28, 2003, the number of shares beneficially owned by each director, each executive officer named in the Summary Compensation Table, all directors and executive officers as a group and any beneficial owner of more than 5% of the common stock, as reported by each person. Except as noted, each person has sole voting and investment power over the shares shown in this table. As of February 28, 2003, there were 49,581,419 shares of our common stock outstanding. The address of each beneficial owner of greater than 5% appearing below is c/o Sunrise Telecom Incorporated, 302 Enzo Drive, San Jose, California, 95138.

	Amount and Nature of Common Stock Beneficially Owned
Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Paul Ker-Chin Chang	13,118,500	(1)	26.4%
Paul A. Marshall	11,854,460	(2)	23.9%
Robert C. Pfeiffer	6,346,167	(3)	12.8%
Peter Eidelman	13,103	(4)	*
Raffaele Gerbasi	128,488	(5)	*
Jeong E. Joo	108,813	(6)	*
Scott E. Green	21,500	(7)	*
Patrick Peng-Koon Ang	6,594	(8)	*
Henry P. Huff	6,594	(8)	*
Jennifer J. Walt	424,844	(8)	*

All directors and executive officers as a group (nine persons)	32,015,960	(9)	64.2%

*	Less than one percent of the outstanding shares of common stock.

(1)	Includes 31,800 shares held as custodian for minor child and 87,500 shares issuable upon exercise of outstanding options, which are exercisable within 60 days of February 28, 2003.

(2)	Includes 1,200 shares held as custodian for minor children, 10,023,260 shares held by the Marshall Family Revocable Trust and 70,000 shares issuable upon exercise of outstanding options, which are exercisable within 60 days of February 28, 2003.

(3)	Includes 2,927 shares issuable upon exercise of outstanding options, which are exercisable within 60 days of February 28, 2003.

(4)	Based on a Form 4 filed as of October 22, 2002.

(5)	Includes 84,800 shares held by 3880095 Canada Inc., a corporation wholly owned by Mr. Gerbasi, and 20,188 shares issuable upon exercise of outstanding options, which are exercisable within 60 days of February 28, 2003.

(6)	Includes 74,063 shares issuable upon exercise of outstanding options, which are exercisable within 60 days of February 28, 2003.

(7)	Represents 21,500 shares issuable upon exercise of outstanding options, which are exercisable within 60 days of February 28, 2003.

(8)	Includes 4,594 shares issuable upon exercise of outstanding options, which are exercisable within 60 days of February 28, 2003.

(9)	Includes 289,960 shares issuable upon exercise of outstanding options, which are exercisable within 60 days of February 28, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of Sunrise’s common stock must report their initial ownership of the common stock and any changes in that ownership to the Securities and Exchange Commission. The Securities and Exchange Commission has designated specific due dates for these reports and Sunrise must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on its review of copies of the reports filed with the Securities and Exchange Commission and written representations of its directors and executive officers, Sunrise believes all persons subject to reporting filed the required reports on time in 2002, except for Raffaele Gerbasi, Scott Green, Jeong E. Joo and Jennifer Walt, as detailed below.

Raffaele Gerbasi failed to report in a timely manner the purchases by 3880095 Canada Inc., a corporation wholly owned by Mr. Gerbasi, of 700 shares in August 2002, 6,400 shares in September 2002 and 10,200 shares in November 2002. All of these transactions were reported on Mr. Gerbasi’s Form 5 for fiscal year 2002, filed with the Securities and Exchange Commission on February 14, 2003.

Scott Green failed to report in a timely manner the sale of 1,669 shares in November 2002 pursuant to our employee stock purchase plan. This transaction was reported on Mr. Green’s Form 5 for fiscal year 2002, filed with the Securities and Exchange Commission on February 14, 2003.

Jeong E. Joo failed to report in a timely manner the sale of 2,577 shares in November 2002. This transaction was reported on Mr. Joo’s Form 5 for fiscal year 2002, filed with the Securities and Exchange Commission on February 14, 2003.

Jennifer Walt filed a late Form 4 on June 12, 2002 to report the sale of 10,000 shares in May 2002.

COMPENSATION OF DIRECTORS AND THE NAMED EXECUTIVE OFFICERS

Compensation of Directors

Cash Compensation.    We do not compensate our employee directors for their services as directors. Our non-employee directors receive cash compensation for their services as directors at a rate of $30,000 per year. During 2002, we paid to our non-employee directors a total of $120,000 in fees, excluding reimbursable out-of-pocket expenses incurred in connection with attending our Board and committee meetings.

Stock Options.    Under our 2000 stock plan, each of our non-employee directors receives a grant of an option to purchase shares with a fair market value equal to $25,000 on the date of each annual meeting, provided he or she continues to serve on the Board after such annual meeting. Each of our non-employee directors will receive such a grant on the date of this year’s Annual Meeting. Non-employee director options have a term of ten years and expire within 90 days of the director’s termination of service or one year if such termination is due to death or disability. Non-employee director options fully vest one year after the date of grant, provided the director continues to serve as a director at that time. Employee directors are eligible to participate in our 2000 stock plan and our 2000 employee stock purchase plan.

Compensation of the Named Executive Officers

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our Chief Executive Officer, the other four most highly compensated executive officers as of the end of fiscal 2002 whose aggregate compensation exceeded $100,000 during the year ended December 31, 2002, and our former Chief Financial Officer, who would have been among the four most highly compensated executive officers as of the end of fiscal 2002 had he continued to serve as an executive officer through the end of the year. We refer to these individuals as the “named executive officers” elsewhere in this Proxy Statement.

	Year	Annual Compensation			Other Annual Compensation ($)(1)	Long-Term Compensation Awards Securities Underlying Options(#)	All Other Compensation($)
Name and Principal Position		Salary($)	Bonus($)
Paul Ker-Chin Chang Chairman, Chief Executive Officer and President	2002 2001 2000	464,692 587,648 529,108	— 58,765 248,973	(3)	— — —	130,000 100,000 —	56,302 5,807 13,807	(2) (4) (5)

Paul A. Marshall(6) Chief Operating Officer, Vice President Marketing and Acting Chief Financial Officer	2002 2001 2000	362,389 540,871 481,128	— 54,087 232,563	(3)	— — —	104,000 80,000 —	660 3,221 10,923	(7) (8) (9)

Peter L. Eidelman(10) Former Chief Financial Officer and Treasurer	2002 2001 2000	131,873 188,334 182,000	— 18,833 82,999	(3)	— — —	39,000 20,000 —	38,140 5,390 13,383	(11) (12) (13)

Raffaele Gerbasi(14) Vice President Cable Broadband	2002 2001	197,290 214,453	1,301,106 3,188	(15)	— —	32,500 22,000	285 —	(16)

Jeong E. Joo(17) Chief Technology Officer	2002 2001	148,101 162,324	— 16,232	(3)	— —	26,000 15,000	298 5,203	(18) (19)

Scott E. Green(20) Corporate Controller	2002	100,000	—		—	30,000	218	(21)

(1)	Excludes certain perquisites and other benefits that did not exceed 10% of any officer’s total salary and bonus.

(2)	Includes $55,593 in paid-out vacation, life insurance premiums of $495 paid on behalf of such officer and $214 of company contributions to Sunrise’s 401(k) plan.

(3)	The amount of the 2001 bonus differs from what was previously reported due to the reallocation to all employees, including executive officers, of a department specific bonus for products under development in 2001, which reallocation was made after the date of the proxy statement for the 2002 annual meeting of stockholders.

(4)	Includes $5,250 of company contributions to Sunrise’s 401(k) plan and life insurance premiums of $557 paid on behalf of such officer.

(5)	Includes $8,000 in deferred profit sharing, $5,250 of company contributions to Sunrise’s 401(k) plan and life insurance premiums of $557 paid on behalf of such officer.

(6)	Mr. Marshall was appointed Acting Chief Financial Officer in October 2002.

(7)	Includes $560 in life insurance premiums paid on behalf of such officer and $100 in contributions to Sunrise’s 401(k) plan.

(8)	Includes $2,704 of company contributions to Sunrise’s 401(k) plan and life insurance premiums of $517 paid on behalf of such officer.

(9)	Includes $8,000 in deferred profit sharing, $2,406 of company contributions to Sunrise’s 401(k) plan and life insurance premiums of $517 paid on behalf of such officer.

(10)	Mr. Eidelman resigned as Sunrise’s Chief Financial Officer and Treasurer in October 2002.

(11)	Includes $30,000 non-recurring bonus, $7,758 in paid-out vacation, $281 of company contributions to Sunrise’s 401(k) plan and life insurance premiums of $101 paid on behalf of such officer.

(12)	Includes $5,250 of company contributions to Sunrise’s 401(k) plan and life insurance premiums of $140 paid on behalf of such officer.

(13)	Includes $8,000 in deferred profit sharing, $5,250 of company contributions to Sunrise’s 401(k) plan and life insurance premiums of $133 paid on behalf of such officer.

(14)	Mr. Gerbasi was appointed Vice President and General Manager of Sunrise’s Cable Broadband Group in October 2001. Mr. Gerbasi’s compensation is paid in Canadian dollars. The amounts reflected in this proxy statement have been converted into U.S. dollars based on the December 31, 2002 exchange rate.

(15)	Includes an employment retention bonus of $1,285,877 paid pursuant to the terms of the agreement for the acquisition of Avantron Technologies, Inc. in January 2001.

(16)	Represents life insurance premiums paid on behalf of such officer.

(17)	Mr. Joo was appointed Chief Technology Officer in July 2001.

(18)	Includes $206 of company contributions to Sunrise’s 401(k) plan and life insurance premiums of $92 paid on behalf of such officer.

(19)	Includes $5,092 of company contributions to Sunrise’s 401(k) plan and life insurance premiums of $111 paid on behalf of such officer.

(20)	Mr. Green was appointed Corporate Controller in October 2002.

(21)	Includes $148 of company contributions to Sunrise’s 401(k) plan and life insurance premiums of $70 paid on behalf of such officer.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table sets forth certain information regarding stock options granted during fiscal 2002 to the named executive officers. None of such persons received awards of stock appreciation rights during fiscal 2002.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted(#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(2)	Expiration Date

Name					5%($)	10%($)
Paul Ker-Chin Chang	100,000 30,000	5.3 1.6%	3.98 1.76	01/23/12 06/06/12	250,000 33,300	634,000 84,000

Paul A. Marshall	80,000 24,000	4.3 1.3	3.98 1.76	01/23/12 06/06/12	200,000 26,640	507,200 67,200

Peter L. Eidelman	9,000 30,000	.5 1.6	1.76 3.98	06/06/12 01/23/12	9,990 75,000	25,200 190,200

Raffaele Gerbasi	25,000 7,000	1.3 .4	3.98 1.76	01/23/12 06/06/12	62,500 7,770	158,500 19,600

Jeong E. Joo	20,000 6,000	1.1 .3	3.98 1.76	01/23/12 06/06/12	50,000 6,660	126,800 16,800

Scott E. Green	10,000 10,000 10,000	.5 .5 .5	3.98 1.76 1.80	01/23/12 06/06/12 10/16/12	25,000 11,100 11,300	63,400 28,000 28,700

(1)	All options granted vest 25% on the first anniversary of the grant date; thereafter, 1/48 of the total number of shares subject to options granted vest on the first day of each succeeding month. Under the terms of our stock option plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.

(2)	All options were granted at fair market value on the date of grant.

(3)	Realizable values are reported net of the option exercise price. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, not the stock’s current market value) set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of our stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock as well as the option holder’s continued employment through the vesting period. The potential realizable value calculation assumes that the optionholder waits until the end of the option term to exercise the option.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END

OPTION/SAR VALUES

The following table provides summary information regarding options to purchase Sunrise common stock that were exercised by the named executive officers during the year ended December 31, 2002 and the number and value of unexercised in the money Sunrise options held by the named executive officers at December 31, 2002. The closing price per share of our common stock on December 31, 2002 was $1.77.

	Shares Acquired On Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at FY-End(#)	Value of Unexercised In-the-Money Options at FY-End($)(1)
Name			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Paul Ker-Chin Chang	0	0	47,916/182,084	0/300
Paul A. Marshall	0	0	38,333/145,667	0/240
Peter L. Eidelman(2)	46,550	20,941	0/0	0/0
Raffaele Gerbasi	0	0	10,541/43,959	0/70
Jeong E. Joo	0	0	66,561/34,439	10,770/60
Scott E. Green	0	0	17,875/33,125	0/100

(1)	The value of unexercised in-the-money options held at December 31, 2002 represents the total gain which an option holder would realize if he exercised all of the in-the-money options held at December 31, 2002, and is determined by multiplying the number of shares of common stock underlying the options by the difference between the closing stock price of $1.77 per share on the last day of trading in 2002 and the per share option exercise price. An option is in the money if the fair market value of the underlying shares exceeds the exercise price of the option.

(2)	Mr. Eidelman resigned as Sunrise’s Chief Financial Officer and Treasurer in October 2002.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2002.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by security holders	12,350,000	$3.68	5,806,648
Equity compensation plans not approved by security holders	—	—	—

Total	12,350,000	$3.68	5,806,648

(1)	Amount includes 5,275,012 shares of our common stock available for future issuance under our 2000 Stock Plan at December 31, 2002 and 531,636 shares of our common stock available for future issuance under our 2000 Employee Stock Purchase Plan at December 31, 2002. In January 2003, our board approved a 1,200,000 shares reserve increase for our 2000 Stock Plan, bringing the aggregate number of shares available for future issuance under that plan to 6,4475,012. Also in January 2003, our board approved a 300,000 shares reserve increase for our 2000 Employee Stock Purchase Plan, bringing the aggregate number of shares available for future issuance under that plan to 831,636.

Employment Agreements

In general, we do not have employment agreements with any of our executive officers. In connection with our acquisition of Sunrise Telecom Broadband Corp. (formerly Avantron Technologies, Inc.) in January 2001, however, our Canadian subsidiary entered into an employment agreement with Raffaele Gerbasi. The agreement provides for a Cdn.$390,000 annual salary; however, during 2002, Mr. Gerbasi’s salary was reduced to Cdn.$311,639. In addition, under the agreement, Mr. Gerbasi is entitled to receive retention bonuses of Cdn.$2,031,170 on January 1, 2002, Cdn.$1,160,629 on January 1, 2003, and Cdn.$1,160,629 on January 1, 2004, provided he is still employed by us on those dates. The agreement also includes provisions binding Mr. Gerbasi not to compete with us and not to solicit our employees or customers.

CERTAIN TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Jennifer J. Walt (Chairwoman), Patrick Peng-Koon Ang and Henry P. Huff. No member of the Compensation Committee was an officer or employee of Sunrise or any of its subsidiaries during 2002. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of Sunrise. During 2002, we retained the law firm of Littler Mendelson P.C. to perform legal services for us. Ms. Walt, a director and a member of our Compensation Committee, is a shareholder in Littler Mendelson.

Management Indebtedness

On February 19, 2002, we lent $1,050,000 to Paul Ker-Chin Chang, our Chief Executive Officer and President. The Board of Directors and Compensation Committee both approved the loan. The promissory note requires Mr. Chang to pay interest each month at an annual percentage rate of 4.0%. The principal amount of the loan is due no later than February 18, 2005. Three million shares of Sunrise common stock secure the loan. The outstanding balance of the loan including interest at December 31, 2002 was $1,051,000.

COMPENSATION COMMITTEE REPORT

Overview, Philosophy and Current Trend

The Compensation Committee reviews and approves executive officer compensation. Executive compensation includes the following elements: base salaries, annual bonuses, profit sharing, stock options and various benefit plans.

The Compensation Committee is composed of three independent directors. It is the Compensation Committee’s objective that executive compensation be tied directly to the achievement of Sunrise’s performance objectives. Specifically, Sunrise’s executive compensation program is designed to reward executive performance that results in enhanced corporate and stockholder values. Published industry pay survey data is reviewed and relied upon in the Compensation Committee’s assessment of appropriate compensation levels, including the Radford Management Survey, Economic Research Institute Survey and data from companies in the telecommunications and computer industry of comparable size, performance and growth rates.

The Compensation Committee recognizes that the industry sector in which Sunrise operates is highly competitive, with the result that there is substantial demand for qualified, experienced executive personnel. The Compensation Committee considers it crucial that Sunrise be assured of attracting and rewarding its executives who are essential to the attainment of Sunrise’s long-term strategic goals. For these reasons, the Compensation Committee believes Sunrise’s executive compensation arrangements must remain competitive with those offered by other companies of similar size, scope, performance levels and complexity of operations.

Annual cash compensation for Sunrise’s executive officers has generally declined significantly since December 2000, as both Sunrise’s revenues and profitability have declined. During 2001 and 2002, Sunrise implemented several cost cutting measures to better align its cost structure with its revenues. One such measure was across-the-board salary cuts applicable to most employees, including executive officers. Another was the suspension of company contributions to Sunrise’s 401(k) plan on behalf of employees, including executive officers. Sunrise did not award any annual performance bonuses or profit sharing to executive officers during 2002.

Annual Cash Compensation and Benefits

The Compensation Committee believes that the annual cash compensation paid to executives should be commensurate with both the executive’s and Sunrise’s performance. For this reason, Sunrise’s executive cash compensation consists of base compensation (salary), variable incentive compensation (annual bonus), as well as participation in the Sunrise profit sharing bonus plan.

Base salaries for executive officers are established considering a number of factors, including Sunrise’s profitability; the executive’s individual performance and measurable contribution to Sunrise’s success; and pay levels of similar positions with comparable companies in the industry. The Compensation Committee supports Sunrise’s compensation philosophy of moderation for elements such as base salary and benefits. The Compensation Committee decides base salaries at the first meeting of each year as part of Sunrise’s formal executive officer annual salary review process.

An executive’s annual performance award and profit sharing participation generally depend on Sunrise’s overall financial performance. No bonus payments are made until minimum revenue and profit targets are achieved. These targets are reviewed annually to meet the changing nature of Sunrise’s business. The incentive portion is set as a percentage of base compensation for all key management of Sunrise. Profit sharing participation is based on a combination of Sunrise revenue and profitability performance.

Sunrise provides benefits to the named executive officers that are generally available to all Sunrise employees including the profit sharing bonus program.

Stock Options

In 2002, Sunrise made stock options grants to its executive officers. The Compensation Committee intends to use options grants to attract, retain and motivate Sunrise’s executive officers and other participants by providing them with a meaningful stake in Sunrise’s long-term success. In making its determinations, the Compensation Committee takes into consideration: (i) grants made to individuals in similar positions in comparable high technology companies, (ii) Sunrise’s then current capital structure, (iii) participants’ contributions to Sunrise’s performance, both short- and long-term, (iv) prior stock option grants, especially as they relate to the number of options vested and unvested, and (v) the impact that total option grants made to all participants have on dilution of current stockholder ownership and Sunrise’s earnings per share.

Chief Executive Officer and President’s Compensation

Mr. Chang’s compensation for fiscal 2002 was evaluated and approved by the Compensation Committee based upon a survey of comparable Chief Executive Officers’ salaries in the Bay Area and comparable companies. Mr. Chang’s 2002 cash compensation consisted of a base salary of $464,692 and a payout of $55,593 for accrued vacation. During 2002, Sunrise also granted to Mr. Chang options to purchase a total of 130,000 shares of the company’s stock at prices ranging from $1.76 to $3.98 per share.

On February 19, 2002, Sunrise lent Mr. Chang $1,050,000 at 4.0% A.P.R., carrying required monthly interest payments. The principal amount of the loan is due no later than February 18, 2005, and three million shares of Sunrise common stock secure the loan. The Board of Directors (with Mr. Chang abstaining from the vote) and the Compensation Committee both approved the loan. The outstanding balance of the loan including interest at December 31, 2002 was $1,051,000. See also, “CERTAIN TRANSACTIONS—Management Indebtedness.”

Tax Deductibility of Executive Compensation

As a matter of policy, Sunrise believes it is important to retain the flexibility to maximize its tax deductions. Amendments to Section 162(m) of the Internal Revenue Code have eliminated the deductibility of most compensation over a million dollars in any given year. It is the policy of the Compensation Committee to consider the impact, if any, of Section 162(m) on Sunrise and to document as necessary specific performance goals to seek to preserve Sunrise’s tax deductions.

Compensation Committee

Jennifer J. Walt, Chairwoman

Patrick Peng-Koon Ang

Henry P. Huff

AUDIT COMMITTEE REPORT1

The principal functions of the Audit Committee fall into four broad categories:

•	To monitor and periodically review the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by Sunrise’s independent auditors, KPMG LLP, and Sunrise’s financial and senior management;

•	To facilitate communication among Sunrise’s independent auditors, its financial and senior management and its Board of Directors;

•	To review and evaluate the independence and performance of Sunrise’s independent auditors; and

•	To exercise an active oversight role with respect to Sunrise’s internal audit function.

The Board of Directors has determined that all members of the Audit Committee are “independent” as required by applicable listing standards of the Nasdaq National Market. The Audit Committee operated pursuant to a charter approved by the Board of Directors. A copy of the charter is attached as Appendix A to Sunrise’s Proxy Statement for its 2002 Annual Meeting. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee held four meetings during fiscal 2002.

Management is responsible for the preparation, presentation and integrity of Sunrise’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Sunrise’s independent auditors are responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States.

1    The material in this section entitled “Audit Committee Report” is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of Sunrise’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date of this proxy statement and irrespective of any general incorporation by reference language therein.

In overseeing the preparation of Sunrise’s consolidated financial statements, the Audit Committee met with both management and the independent auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee’s review included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication With Audit Committees. The Audit Committee received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the provision of non-audit services by the independent auditors prior and subsequent to law changes made effective by the Sarbanes-Oxley Act of 2002, was compatible with maintaining the auditors’ independence. Additionally, the Audit Committee has had discussions with the auditors regarding the auditors’ independence. In connection with monitoring Sunrise’s internal control systems, the Audit Committee periodically consulted with the independent auditors about internal controls and the fairness and accuracy of Sunrise’s consolidated financial statements.

The Audit Committee continues to monitor the adequacy of Sunrise’s accounting and financial reporting processes and systems of internal control, including the adequacy of the systems of reporting to the Audit Committee. Subject to the limitations on the role and responsibilities of the Audit Committee referred to in its charter, the Audit Committee recommended to the Board of Directors (and the Board approved) the inclusion of Sunrise’s audited consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors also selected KPMG LLP as independent auditors for the fiscal year ended December 31, 2002.

Audit Committee

Henry P. Huff, Chairman

Patrick Peng-Koon Ang

Jennifer J. Walt

AUDITORS

KPMG LLP served as our independent auditors for the year ended December 31, 2002 and currently serves as our ongoing independent auditing firm. A KPMG LLP representative will attend the annual meeting, will have the opportunity to make a statement if he or she desires, and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered by KPMG LLP for the audit of our consolidated financial statements for the fiscal year ended December 31, 2002 and the reviews of the financial statements included in our Forms 10-Q for that fiscal year were approximately $241,000.

Financial Information Systems Design and Implementation Fees

There were no fees billed for information technology services rendered by KPMG LLP for the fiscal year ended December 31, 2002.

All Other Fees

The aggregate fees billed for services rendered by KPMG LLP, other than the services covered in “Audit Fees” above, for the fiscal year ended December 31, 2002 were approximately $33,400, and included fees for professional services provided in connection with SEC regulatory filings, tax compliance, and transactional services.

STOCK PERFORMANCE GRAPH2

The graph below compares the cumulative total stockholder return on Sunrise Telecom Incorporated common stock with the cumulative total stockholder return of the Nasdaq National Market—U.S. Index and the S&P 500 Information Technology Index3. All values assume an initial investment of $100 and the reinvestment of the full amount of all dividends and are calculated yearly through December 31, 2002. The graph begins on July 13, 2000, the date Sunrise’s common stock began trading on the Nasdaq National Market. The stockholder return shown on the graph below is based upon historical data and is not indicative of, nor intended to forecast, future performance of our common stock.

Company / Index	Base Period 7/13/ 2000	Years Ending
		12/31/2000	12/31/2001	12/31/2002
Sunrise Telecom Incorporated	100	26.04	26.73	11.80
NASDAQ U.S. Index	100	58.56	46.45	32.11
S&P 500 Information Technology Index	100	55.52	41.16	25.76

[2]	The material in this section entitled “Stock Performance Graph” is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date of this proxy statement and irrespective of any general incorporation by reference language therein.

[3]	During 2001, Standard and Poor’s reclassified all of its U.S. indexes to reflect the Global Industry Classification Standard. At that time, the Technology - 500 Index, previously displayed by us in our Performance Graph, was discontinued and replaced with the S&P 500 Information Technology Index.

AVAILABLE INFORMATION

Our Web site is http://www.sunrisetelecom.com. We make available free of charge, on or through our Web site, our annual, quarterly and current reports, and any amendments to those reports, as soon as reasonably practicable after electronically filing such reports with the Securities and Exchange Commission. Stockholders may also obtain a copy of our Annual Report on Form 10-K, without charge, by written request addressed to Investor Relations, Sunrise Telecom Incorporated, 302 Enzo Drive, San Jose, California 95138. Information contained on our Web site is not part of this proxy statement.

By Order of the Board of Directors,

Kirk O. Williams

General Counsel and Secretary

April 1, 2003

Proxy — Sunrise Telecom Incorporated

Sunrise Telecom Incorporated

Annual Meeting of Stockholders

Wednesday, May 7, 2003, at 11:00 A.M.

302 Enzo Drive, San Jose, California

Proxy Solicited by Board of Directors for Annual Meeting of Stockholders — May 7, 2003

The undersigned hereby appoints Paul Ker-Chin Chang and Paul A. Marshall, or either of them, each with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of SUNRISE TELECOM INCORPORATED to be held at the company’s offices at 302 Enzo Drive, San Jose, California, on Wednesday, May 7, 2003, at 11:00 A.M., and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of each of Paul Ker-Chin Chang and Henry P. Huff.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be marked, dated and signed on reverse side.)

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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors
1. The Board of Directors recommends a vote FOR the listed nominees.

01 - Paul Ker-Chin Chang	For ☐	Withhold ☐

02 - Henry P. Huff	☐	☐

B  Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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